Exhibit 99.1

FINANCIAL CONTACT: David R. Sonksen Executive Vice President and CFO Tel: (949) 221-7101 EDITORIAL CONTACT: Cliff Silver Manager, Corporate Communications Tel: (949) 221-7112

Microsemi Announces Retirement Plan

For Executive Vice President and CFO

Irvine, Calif. — (PrimeNewswire) — November 15, 2007 — Microsemi Corporation (Nasdaq:MSCC) a leading manufacturer of high performance analog mixed signal integrated circuits and high reliability semiconductors, announced today the approaching retirement of David R. Sonksen, Executive Vice President and Chief Financial Officer.

Mr. Sonksen, who has been with the company since 1986, will begin his retirement in April 2008. It also was announced that his successor will be John Hohener, who joined Microsemi in January 2006 and was promoted to Vice President Finance and Treasurer in January 2007.

“Dave has overseen our financial management and investor relations during a period of dramatic growth for Microsemi,” said James J. Peterson, President and Chief Executive Officer. “He will be passing the reins to John in April with a team at full speed. We decided to announce this upcoming change today, to allow for an orderly transition of these important CFO responsibilities.”

Sonksen, who will have served Microsemi for more than two decades upon retirement, joined the company after holding a similar position at Western Digital Corporation. He is a graduate of California State University Long Beach and started his career at Price Waterhouse before moving into business finance.  While at Microsemi he provided financial leadership during a period in which the company made over thirty acquisitions and grew in market capitalization from under $50 million to two billion dollars.

“I have been fortunate to see the company mature into the performer that it is today,” Sonksen said. “It has been personally and professionally rewarding to participate in this remarkable period of business and technological growth. I’ve seen Microsemi move from discrete diodes into complex integrated circuits, microwave and RF products, silicon carbide technology and, most recently, into Power Over Ethernet products. I am especially proud to have seen the growth in both revenue and shareholder value in recent years, partnering with Jim, Ralph Brandi and the rest of the management team, as well as the dedicated employees of Microsemi.”

Commenting on his upcoming retirement, Sonksen added, “I made a decision a couple of years back that in due course I would retire from the company and have more time to enjoy my ten grandchildren. At that time, we made a strategic decision identifying John Hohener as my replacement. He has partnered with me the last two years, immersing himself in the operations of the business and assuming a key role in the financial organization. Now the transition is nearly complete. I’m confident Microsemi will hold exciting new opportunities and challenges for John in the years ahead. In retirement, I will continue to make myself available to Jim and the rest of the team in any matters where my counsel may be sought.”

About Microsemi

Microsemi, with corporate headquarters in Irvine, California, is a leading designer, manufacturer and marketer of high performance analog and mixed signal integrated circuits and high reliability semiconductors. The Company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive, and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, optimizing battery performance, reducing size or protecting circuits. The principal markets the company serves include defense, commercial air, satellite, medical, notebook computers, LCD TVs, mobile, and connectivity applications. More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.

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PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and all statements about plans or expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The potential risks and uncertainties include, but are not limited to, such factors as changes in generally accepted accounting principles, the difficulties regarding the making of estimates and projections, the hiring and retention of qualified personnel in a competitive labor market, acquiring, managing and integrating new operations, businesses or assets, uncertainty as to the future profitability of acquired businesses, delays in the realization of any accretion from acquisition transactions, any circumstances that adversely impact the end markets of acquired businesses, difficulties in closing or disposing of operations or assets, difficulties in transferring work from one plant to another, rapidly changing technology and product obsolescence, difficulties predicting the timing and amount of plant closure costs, the potential inability to realize cost savings or productivity gains and to improve capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, adverse circumstances in any of our end markets including the challenging conditions in our analog / mixed-signal markets, results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, epidemics, health advisories, disasters, national emergencies, wars or potential future effects of the tragic events of September 11, 2001, variations in customer order preferences, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental or other regulatory matters or litigation, or any matters involving litigation, contingent liabilities or other claims, difficulties and costs imposed by law, including under the Sarbanes-Oxley Act of 2002, difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage, difficulties, and costs, of protecting patents and other proprietary rights, work stoppages, labor issues, inventory obsolescence and difficulties regarding customer qualification of products, manufacturing facilities and processes, and other difficulties managing consolidation or growth, including in the maintenance of internal controls, the implementation of information systems, and the training of personnel. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors shall be identified from time to time in Microsemi’s future filings. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.